EXHIBIT 99.1

Glacier Bancorp, Inc. Announces Acquisition of First State Bank in Wheatland, Wyoming

KALISPELL, Mont., Feb. 25, 2013 (GLOBE NEWSWIRE) -- Glacier Bancorp, Inc. (Nasdaq:GBCI) today announced the signing of a definitive agreement to acquire First State Bank, a community bank based in Wheatland, Wyoming. The acquisition marks Glacier's 13th acquisition since 2000 and its fourth in Wyoming. First State Bank provides community banking services to individuals and businesses from three banking offices in Wheatland, Torrington and Guernsey. As of December 31, 2012 the bank had total assets of $281 million, gross loans of $179 million and total deposits of $249 million.

The boards of Glacier and Wheatland Bankshares, Inc. (First State Bank's holding company) unanimously approved the transaction, which is subject to regulatory approval and other customary conditions of closing. The transaction provides for the payment to Wheatland Bankshares, Inc. shareholders of $10.62 million in cash and 1,652,000 shares of Glacier common stock, so long as the average closing price of Glacier stock is between $13.50 and $16.50. Based on the closing price of $16.66 for Glacier shares on February 25, 2013, the transaction would result in the delivery of 1,636,135 shares and result in an aggregate value of $37.9 million. As of December 31, 2012, Wheatland Bankshares, Inc. had consolidated tangible equity of $25.95 million and consolidated trailing twelve month earnings of $3.45 million. Upon closing of the transaction, which is anticipated to take place in the second quarter, First State Bank will be merged into Glacier Bank and operate as a separate bank division doing business under its existing name.

"We're thrilled to be adding First State Bank to our family of banks," stated Mick Blodnick, Glacier's President and Chief Executive Officer. "This combination not only adds one of Wyoming's top performing banks to our Company, it also provides us with a very talented and highly respected management team and staff. Two additional benefits of the merger will be the geographic expansion into Southeast Wyoming, one of the healthiest states in the nation, and it will bring additional diversification to our loan portfolio, with their strong commitment to agriculture," Blodnick said. "First State Bank has an enviable thirty year record of serving their communities, posting strong earnings, outstanding asset quality, and solid growth. They're everything we look for in a partner." Blodnick also noted the transaction will be immediately accretive to Glacier's earnings.

Mike Daly, Chairman, CEO and President of Wheatland Bankshares, Inc., commented, "We are delighted to join the Glacier family of banks. We maintain our community banking approach with local decision-making and a genuine commitment to personalized community banking. At the same time, we benefit from access to Glacier's products, services, and substantial capital resources to fund future growth in our region. The combination is clearly a win-win for our shareholders, our employees, and most importantly, our customers."

Glacier management will review additional information regarding the transaction in a conference call beginning at 8:30 a.m. MST on Tuesday, February 26, 2013. The call may be accessed by dialing 877-561-2748 and the conference ID is 13818698. A slide presentation to accompany management's commentary may be accessed from Glacier's February 25, 2013 8-K filing with the SEC or at http://www.snl.com/IRWebLinkX/presentations.aspx?iid=1023792.

Glacier was advised in the transaction by D.A. Davidson & Co., as financial advisor, and Graham & Dunn, P.C. as legal counsel. First State Bank was advised by St. Charles Capital as financial advisor, and Fairfield and Woods, P.C., as legal counsel.

About Glacier Bancorp, Inc.

Glacier Bancorp, Inc. is a regional bank holding company providing commercial banking services in 60 communities in Montana, Idaho, Utah, Washington, Wyoming and Colorado. Glacier Bancorp, Inc. is headquartered in Kalispell, Montana, and is the parent company for Glacier Bank, Kalispell and bank divisions First Security Bank of Missoula; Valley Bank of Helena; Big Sky Western Bank, Bozeman; Western Security Bank, Billings; and First Bank of Montana, Lewistown; all operating in Montana; as well as Mountain West Bank, Coeur d'Alene operating in Idaho, Utah and Washington; Citizens Community Bank, Pocatello, operating in Idaho; 1st Bank, Evanston, operating in Wyoming and Utah; First Bank of Wyoming, Powell, operating in Wyoming; and Bank of the San Juans, Durango, operating in Colorado.

This news release includes forward looking statements, which describe management's expectations regarding future events and developments such as future operating results, growth in loans and deposits, continued success of the Company's style of banking and the strength of the local economies in which it operates. Future events are difficult to predict, and the expectations described above are necessarily subject to risk and uncertainty that may cause actual results to differ materially and adversely. In addition to discussions about risks and uncertainties set forth from time to time in the Company's public filings, factors that may cause actual results to differ materially from those contemplated by such forward looking statements include, among others, the following possibilities: (1) local, national and international economic conditions are less favorable than expected or have a more direct and pronounced effect on the Company than expected and adversely affect the company's ability to continue its internal growth at historical rates and maintain the quality of its earning assets; (2) changes in interest rates reduce interest margins more than expected and negatively affect funding sources; (3) projected business increases following strategic expansion or opening or acquiring new banks and/or branches are lower than expected; (4) costs or difficulties related to the integration of acquisitions are greater than expected; (5) competitive pressure among financial institutions increases significantly; (6) legislation or regulatory requirements or changes adversely affect the businesses in which the Company is engaged.

Visit Glacier's website at http://www.glacierbancorp.com

CONTACT: Michael J. Blodnick
         (406) 751-4701